Exhibit 99.1

ICO, Inc. Announces the Resignation of
Phillip D. Ashkettle as a Director

HOUSTON, TEXAS, August 27, 2008 – ICO, Inc. (NASDAQ: ICOC), global producer of custom polymer powders and plastic film concentrates, today announced that Phillip D. Ashkettle has tendered his resignation as a Director.  Mr. Ashkettle stated, “I am extremely disappointed in not being able to continue in my position on ICO’s Board of Directors, as I think very highly of the management and people at ICO, and I believe the Company has a bright future.  Unfortunately, I believe my ability to serve as an ICO board member would be limited due to conflicts with other business and personal commitments.”

            The Company wishes Mr. Ashkettle the best in his future endeavors.

About ICO, Inc.

With 19 locations in 10 countries, ICO produces custom polymer powders for rotational molding and other polymer related businesses, such as the textile, metal coating and masterbatch markets. ICO remains an industry leader in size reduction, compounding and other tolling services for plastic and non-plastic materials. ICO's Bayshore Industrial subsidiary produces specialty compounds, concentrates and additives primarily for the plastic film industry.  Additional information about ICO, Inc. can be found on the Company’s website at www.icopolymers.com.   Contact:  CFO – Brad Leuschner at 713-351-4100.

This press release contains forward-looking statements, which are not statements of historical facts and involve certain risks, uncertainties and assumptions. These include, but are not limited to, restrictions imposed by the Company’s outstanding indebtedness, changes in the cost and availability of resins (polymers) and other raw materials, demand for the Company's services and products, business cycles and other industry conditions, international risks, operational risks, currency translation risks, the Company’s lack of asset diversification, the Company’s ability to manage global inventory, develop technology and proprietary know-how, and attract and retain key personnel, as well as other factors detailed in the Company's form 10-K for the fiscal year ended September 30, 2007 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.